Exhibit 99.1

Bavan M. Holloway Nominated to T-Mobile US Board of Directors

Company Announces Director Lawrence Guffey to Conclude His Term at Annual Meeting; Also Announces Departure of Board Member Stephen Kappes

BELLEVUE, Wash. — April 12, 2021 — T-Mobile US, Inc. (NASDAQ: TMUS) today announced that finance executive Bavan M. Holloway has been nominated to join its board of directors. If elected by stockholders, Holloway is expected to join the board and its Audit Committee after T-Mobile’s annual stockholders meeting on June 3, 2021. The company’s other 12 board members will also stand for re-election at that annual meeting.

Holloway has over 30 years of broad finance and audit experience in complex and highly regulated business environments. Holloway previously was Vice President of Corporate Audit for Boeing, among other senior finance roles. She was also previously a Partner at KPMG. Holloway holds a bachelor’s degree in Administration from the University of Tulsa and a master’s degree in Financial Markets and Trading from the Illinois Institute of Technology. She currently serves on the board for TPI Composites Inc. and the YWCA Seattle/King/Snohomish and previously served on the board of the Special Olympics of Washington.

T-Mobile also shared that board member Lawrence H. Guffey will not seek re-election at the annual meeting of stockholders and that board member Stephen Kappes resigned from the board effective April 6th.

“We will welcome Bavan Holloway to our board. I am confident she will be an amazing addition to this talented team of advisors, and we will be lucky to have her skills and experience join this team,” said Timotheus Höttges, Chairman of the T-Mobile US Board of Directors. “On behalf of our shareholders and the board, I also want to express my deep appreciation to Larry and Stephen for all their contributions to T-Mobile. Larry has served as a director since the public listing of T-Mobile in 2013 and has been a key contributor to the success of T-Mobile on our Un-carrier journey. We will greatly miss his wisdom and steadfast advice. Steve has served on the T-Mobile board as our designated security director and has also been a trusted advisor. I wish them both well.”

“We are incredibly excited to welcome Bavan Holloway to the T-Mobile Board of Directors and can’t wait to tap into her vast knowledge and leadership in auditing and finance as we drive toward executing on our vision to become the best in the world at connecting customers to their world,” said Mike Sievert, CEO of T-Mobile. “Bavan’s expertise and diverse perspective will be invaluable as T-Mobile kicks off our next chapter as a supercharged Un-carrier.”

Lawrence H. Guffey will continue to serve on the board until the upcoming annual meeting. Guffey has served on T-Mobile’s board of directors since April 2013 and is a member of the Section 16 Subcommittee of the Compensation Committee, the Executive Committee, and the Transaction Committee.

Kappes became a member of the board on April 1, 2020 and had previously served as a Sprint director since May 2018 and was a member of the Nominating and Corporate Governance Committee.

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About T-Mobile

T-Mobile U.S. Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: https://www.t-mobile.com.

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